UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vaccinex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vaccinex, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

may 14, 2020

The annual meeting of stockholders of Vaccinex, Inc. will be held at our corporate headquarters, located at 1895 Mount Hope Avenue, Rochester, New York 14620, on Thursday, May 14, 2020 at
1:00 p.m., Eastern Time, for the following purposes, which are more fully described in the accompanying proxy statement:

•	to elect the two directors named in the attached proxy statement;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	to transact such other business as may properly come before the annual meeting or at any adjournment of the meeting.

Our board of directors has fixed the close of business on March 26, 2020 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and at any adjournment of the annual meeting.

Although we intend to hold the annual meeting in person, we are sensitive to the concerns our stockholders may have regarding the novel coronavirus (“COVID-19”) outbreak. In the event we determine not to hold the annual meeting in person at its originally scheduled date, time, or location, we will announce alternative arrangements as promptly as practicable.

By Order of the Board of Directors

Dr. Maurice Zauderer
President and Chief Executive Officer
Rochester, New York
April 8, 2020

Your Vote is Important. Whether or not you expect to attend the annual meeting of stockholders, we hope you will vote as soon as possible. You may vote by the internet, by telephone or by mailing a proxy card or voting instruction form. We encourage you to vote using the internet, as it is the most cost-effective way to vote. If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote your shares. Unless you provide your broker with voting instructions, your broker may not vote your shares on non-discretionary items such as the proposal to elect the two director nominees. See the “What happens if I do not give specific voting instructions?” section, below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2020
Our proxy statement and Annual Report to Stockholders are also available online at www.proxyvote.com

Vaccinex, INC.

PROXY STATEMENT

For the 2020 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The board of directors of Vaccinex, Inc. (“Vaccinex,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, is providing these proxy materials to you, and is soliciting the enclosed proxy, for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 14, 2020 at 1:00 p.m., Eastern Time, or at any adjournment of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders. The Annual Meeting will be held at our corporate headquarters, located at 1895 Mount Hope Avenue, Rochester, New York 14620.

Although we intend to hold the annual meeting in person, we are sensitive to the concerns our stockholders may have regarding the COVID-19 outbreak. In the event we determine not to hold the annual meeting in person at its originally scheduled date, time, or location, we will announce alternative arrangements as promptly as practicable.

We are first mailing these proxy solicitation materials to stockholders on or about April 8, 2020.

What is “householding” and how does it impact me?

We have adopted a process called “householding” for mailing the proxy materials in order to reduce printing costs and postage fees. The Securities and Exchange Commission’s (the “SEC”) householding rules allow us to deliver a single set of the proxy materials to stockholders of record who share the same address, unless we receive contrary instructions from you or any stockholder sharing your address. We will continue to mail a proxy card to each stockholder of record.

What is included in these proxy materials?

These proxy materials include:

●	Our 2019 annual report to stockholders;
●	Notice of the 2020 Annual Meeting and proxy statement; and
●	Proxy card for the 2020 Annual Meeting.

What am I voting on?

There are two matters scheduled for a vote:

●	Proposal One: the election of two (2) directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified; and

●	Proposal Two: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

How does the board of directors recommend I vote?

Depending on the matter to be voted on, the proxy card or voting instruction form will give you a choice of voting "for," "against," or "abstain," or "for all," "withhold all,” or “for all except." With respect to the matters scheduled for a vote at the Annual Meeting, our board of directors recommends that stockholders vote their shares:

●	FOR the two director nominees named in this proxy statement; and

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Who can vote at the Annual Meeting?

We have one class of shares outstanding, designated common stock, $0.0001 par value per share. Each stockholder of record of shares of our common stock at the close of business on March 26, 2020 (the record date for the Annual Meeting) is entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. If you hold your shares through a broker or bank as a beneficial owner, your broker will generally have a process to give you the right to attend the Annual Meeting and participate.

Stockholders of Record: Shares Registered in Your Name. If on March 26, 2020, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank. If on March 26, 2020, your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account or you may work with your broker to arrange to vote your shares directly.

For instructions on how to vote your shares at the Annual Meeting, see the “How do I vote?” section below.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 26, 2020, the record date for the Annual Meeting.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	By internet at www.proxyvote.com. We encourage you to vote this way.

●	By touch tone telephone: call toll-free at 1-800-690-6903.

●	By completing and mailing your proxy card.

●	By written ballot at the Annual Meeting. To vote in person, come to the Annual Meeting with photo identification and we will provide you a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. You may also change your vote and only the latest proxy you submit will be counted. For instructions on how to change your vote, see the “Can I change my vote or revoke my proxy?” section below.

Beneficial owners will receive voting instructions from their broker or other financial institution. Your ability to vote by telephone or over the internet depends on your broker or financial institution’s voting process. Please note that if your shares are held by a broker or other financial institution and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker or other financial institution that gives you the right to vote your shares at the Annual Meeting in person.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and return a signed and dated proxy in time to be voted at the Annual Meeting, your shares will be voted in accordance with your instructions. However, if no instructions are given, the shares represented by the proxy will be voted on your behalf as follows:

●	FOR the two director nominees named in this proxy statement; and

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

In the event other business properly comes before the Annual Meeting or at any adjournment or postponement of the meeting, the individuals named in the proxy will vote the shares represented by the proxy will in their discretion.

If you are a beneficial owner and you do not provide your broker with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, your broker is not permitted to, and will not, vote your shares on your behalf, and your shares will not be counted on the proposal to elect directors. A broker non-vote occurs when a nominee holding shares of record for a beneficial owner (i.e., a broker) does not vote on a particular proposal because it has not received voting instructions from the beneficial owner and therefore is precluded from voting on a particular matter. When a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters.

Your broker has discretionary authority to vote your uninstructed shares to ratify the selection of our independent registered public accounting firm as it is considered a routine matter.

The election of directors is a non-routine matter and although we count shares subject to broker non-votes for the purpose of determining the presence of a quorum, we do not count them for the purpose of the number of shares voting in the election of directors. As the directors are being elected by plurality, broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are “present” at the meeting. As of the record date, there were 16,356,735 shares of our common stock issued and outstanding and entitled to vote.

If you are a shareholder of record, your shares will be counted as “present” at the meeting if:

●	You are present and vote in person at the meeting;

●	You have voted by proxy by internet or telephone; or

●	You have properly submitted a proxy card.

If your shares are held in street name, your shares will be counted as “present” at the meeting if your broker has voted on a discretionary item or your broker has otherwise voted based on your instructions.

Additionally, abstentions and broker non-votes on non-discretionary items will be counted towards the quorum requirement. If there is no quorum, our Chairperson or a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date.

How many votes are needed to approve each proposal?

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the Annual Meeting.

Proposal	Description	Vote Required

One	Election of the two directors named in this proxy statement	Plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon

Two	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	Majority of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon and are voted for or against the matter.

Under our “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected. Broker non-votes will also have no effect on the outcome of the vote because they are not “entitled to vote” on the matter.

Under our “majority of votes cast” voting standard, the shares voted “for” ratification must exceed the total number voted “against.” Abstentions will not impact the outcome of the vote for Proposal Two because they do not count as a vote cast as the stockholder has affirmatively chosen not to vote on that matter. Similarly, broker non-votes will have no impact on the outcome as they are typically not considered “votes cast” under Delaware law.

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you may change your vote by revoking your proxy at any time before it is voted at the Annual Meeting in any one of following ways:

●	enter a timely new vote by internet or telephone;
●	submit another properly completed, later-dated proxy card;
●	notify our Corporate Secretary in writing no later than May 13, 2020 that you are revoking your proxy; or
●	attend the Annual Meeting and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other organization regarding how to revoke your instructions and change your vote.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting, and we will bear the cost of the proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally, by telephone, email or other means of communication. We will not compensate any of these persons for soliciting proxies on our behalf. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

What other information would be helpful for my understanding of this proxy solicitation?

We have enclosed our 2019 annual report to stockholders with this proxy statement. Our annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, is included in the 2019 annual report to stockholders. The annual report on Form 10-K for the fiscal year ended December 31, 2019 includes our audited consolidated financial statements, along with other information about us, which we encourage you to read. The 2019 annual report is not a part of the proxy solicitation material and is not incorporated herein by reference.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

At our Annual Meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the Annual Meeting.

Our stockholders may submit proposals for inclusion in the proxy materials. These proposals must satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by December 9, 2020 to our Corporate Secretary, 1895 Mount Hope Avenue, Rochester, New York 14620.

Our Amended and Restated Bylaws (the “Bylaws”), provide that if you, as a stockholder, want to recommend a nominee for director, you must provide a notice, delivered to or mailed and received at our office not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. Stockholder notices must set forth the specific information as more fully described in our Bylaws. Assuming our 2021 annual meeting of stockholders is held on the same date as the Annual Meeting, then written notice of a nomination for our 2021 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal office, 1895 Mount Hope Avenue, Rochester, New York 14620, no later than February 14, 2021.

In addition, our Bylaws provide that for you to properly bring business before a meeting, you must provide timely notice in writing to our Corporate Secretary. To be timely, your notice must be delivered to or mailed and received at our office, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. Stockholder notices must set forth the specific information as more fully described in our Bylaws. Assuming our 2021 annual meeting of stockholders is held on the same date as the Annual Meeting, then written notice must be delivered to our Corporate Secretary at our principal office, 1895 Mount Hope Avenue, Rochester, New York 14620, no later than February 14, 2021.

Proposal One:
Election of Directors

Our Amended and Restated Certificate of Incorporation currently provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year.

The term of three of our directors, Alejandro M. Berlin, Gerald E. Van Strydonck and Barbara Yanni, will expire at the 2020 annual meeting. Dr. Berlin was not nominated for re-election at the Annual Meeting.

Based on the recommendation of our nominating and corporate governance committee, we have nominated Mr. Van Strydonck and Ms. Yanni, each to serve for a three-year term expiring in 2023.

The board of directors recommends that you vote FOR the election of each of Mr. Van Strydonck and Ms. Yanni.

Unless authority to vote for one of the nominees is specifically withheld according to the instructions on your proxy card, proxies will be voted FOR the election of Mr. Van Strydonck and Ms. Yanni.

We do not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine, provided that proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The SEC’s rules require us to briefly discuss the particular experience, qualifications, attributes or skills that led our board of directors to conclude that each director or nominee for director should serve on our board of directors. We have provided this discussion in a separate paragraph immediately below the biographical information of each director.

Nominees Proposed for Election as Directors for a Term Expiring in 2023

Gerald E. Van Strydonck
Age: 75 Director since: March 2003	Board Committee: Audit (Chair)

From August 2008 to December 2018, Mr. Van Strydonck served as the Chief Financial Officer of Colgate Rochester Crozer Divinity School. Mr. Van Strydonck was previously the Senior Vice President and Chief Financial Officer of Sigma Marketing LLC, the Senior Vice President and Chief Financial Officer of Essex Partners Inc., and a managing partner of the Rochester, New York office of PricewaterhouseCoopers LLP. Mr. Van Strydonck has also served on the boards of other privately held companies. Mr. Van Strydonck received a B.B.A. from St. John Fisher College and an MBA from the State University of New York at Buffalo.

Experience and Qualifications

We believe that Mr. Van Strydonck’s experience in public accounting and as a Chief Financial Officer of various companies and his service as a director give him the qualifications, skills and financial expertise to serve on our board of directors.

Barbara Yanni
Age: 65 Director since: February 2015	Board Committee: Compensation (Chair) Nominating and Corporate Governance

Ms. Yanni has served on the boards of Trevena, Inc., from July 2014 to present, and Akcea Therapeutics, Inc., from December 2019 to present, each publicly traded biopharmaceutical companies. Ms. Yanni previously served on the board of Abionyx Pharma (formerly known as Cerenis Therapeutics, SA), a publicly traded biopharmaceutical company, from July 2018 to January 2020 and a privately held biopharmaceutical company, Symic Bio, Inc., from February 2015 to August 2019. Previously, Ms. Yanni was Vice President and Chief Licensing Officer at Merck & Co., Inc., a publicly traded pharmaceutical company, from November 2001 until her retirement in March 2014. Prior to this, Ms. Yanni served in various roles at Merck including in corporate development, financial evaluation and tax. Ms. Yanni received an A.B. from Wellesley College, a J.D. from Stanford Law School and an LL.M. from New York University.

Experience and Qualifications

We believe that Ms. Yanni’s experience in biotechnology and pharmaceutical business evaluation and transaction execution, her financial and general business knowledge, and her service as a director of other publicly traded and privately held life science companies give her the qualifications, skills and financial expertise to serve on our board of directors.

Directors Whose Terms do not Expire at the 2020 Annual Meeting

Jacob B. Frieberg
Age: 63 Director since: February 2015 Term expires: 2021	Board Committee: Audit Compensation

Mr. Frieberg has served as a principal at The WTF Group, a Toronto-based property management company, since founding the company in 1984. Prior to that time, he was the Vice President at Rockford Developments, a Toronto-based multi-family building company. Mr. Frieberg received a B.A. in Economics from the University of Western Ontario.

Experience and Qualifications

We believe that Mr. Frieberg’s experience in business, including his management responsibility, gives him the qualifications, skills and financial expertise to serve on our board of directors.

Albert D. Friedberg
Age: 73 Director since: April 2001 Term expires: 2021	Chairman of the Board

Mr. Friedberg has served as the Chief Executive Officer and President and a director of Friedberg Mercantile Group Ltd., a Toronto-based commodities and investment management firm, since founding the company in 1971. Since 1978, he served as the President and Chief Investment Strategist for the Friedberg Group of Funds. Mr. Friedberg was appointed as a member of the Commodity Futures Advisory Board of Ontario in 1979, and served as chairman of the Toronto Futures Exchange from March 1985 to June 1988. Mr. Friedberg received a B.A. in Economics from Johns Hopkins University and an MBA in International Banking from Columbia University.

Experience and Qualifications

We believe that Mr. Friedberg’s experience in the financial and investment management industry, and his experience as the Chief Executive Officer and President and service as a director of Friedberg Mercantile Group give him the qualifications and skills to serve as our chairman on our board of directors.

Maurice Zauderer, Ph.D.
Age: 74 Director since: April 2001 Term expires: 2021

Dr. Zauderer has served as our President and Chief Executive Officer since our inception in April 2001. Prior to founding the company, Dr. Zauderer was an Associate Professor at the University of Rochester and has also held senior faculty positions at Columbia University. During his academic career, Dr. Zauderer held the position of visiting scientist at the Laboratory of Cell Biology, the Ontario Cancer Institute and the National Cancer Institute. Dr. Zauderer received a B.S. in Physics from Yeshiva University and a Ph.D. in Cell Biology from the Massachusetts Institute of Technology.

Experience and Qualifications

We believe that Dr. Zauderer’s experience as an executive officer and his knowledge in biological sciences, immunology and oncology give him the qualifications and skills to serve on our board of directors.

J. Jeffrey Goater
Age: 44 Director since: May 2013 Term expires: 2022	Board Committee: Nominating and Corporate Governance (Chair)

Since February 2018, Mr. Goater has served as Chief Executive Officer and a director of Surface Oncology, Inc. (“Surface”), a publicly traded immunotherapeutics company. Mr. Goater served as Secretary of Surface from February 2017 to February 2018. Prior to Surface, Mr. Goater served as Chief Financial Officer and held other senior business and finance positions at Voyager Therapeutics, Inc., a publicly traded gene therapy company, from September 2013 to December 2016. Prior to that, he served as Vice President of Business Development at Synageva BioPharma Corp., a biopharmaceutical company (acquired by Alexion Pharmaceuticals, Inc.) from April 2013 to July 2013, and prior to that, he worked as an investment banker at Evercore Partners Inc. (now Evercore, Inc.) from April 2008 to April 2013, most recently as Managing Director. Prior to that, Mr. Goater worked as an equity research analyst at Cowen and Company, LLC, covering the biopharmaceutical sector, from August 2004 to March 2008. Mr. Goater received a B.A. in Biology, an M.S. in Pathology, an M.S. in Microbiology and Immunology and an MBA, all from the University of Rochester.

Experience and Qualifications

We believe that Mr. Goater’s experience as a finance and business development executive in the pharmaceutical industry and his experience in investment banking give him the qualifications and skills to serve on our board of directors.

Bala S. Manian, Ph.D.
Age: 74 Director since: December 2004 Term expires: 2022	Board Committee: Nominating and Corporate Governance Audit

Dr. Manian has served as chairman of the board of directors of ReaMetrix Inc., a privately held biotechnology company, since founding the company in 2004. He also currently serves as a director of Syngene International Limited, a publicly traded Indian biotechnology company, and previously served as a director of Biocon Ltd., a publicly traded Indian biopharmaceutical company. Dr. Manian is a co-founder and director of Quantum Dot Corporation, a privately held bioscience company, and a co-founder of SurroMed, Inc., a privately held biotechnology company, and serves as a director at other life sciences companies. He was also the founder and chairman of the board of directors of Lumisys Incorporated, a medical imaging company acquired by Eastman Kodak Co., the founder and chairman of the board of directors of Molecular Dynamics Incorporated, a life science instrumentation company acquired by APBiotech Inc., and the founder and chairman of the board of directors of Biometric Imaging Inc., a privately held biotechnology company. Dr. Manian received a B.S. in Physics from the University of Madras, an M.S. in Applied Optics from the University of Rochester and a Ph.D. in Mechanical Engineering from Purdue University.

Experience and Qualifications

We believe that Dr. Manian’s experience as a founder of numerous biotechnology companies and his service as a director of other publicly traded and privately held life science companies give him the qualifications and skills to serve on our board of directors.

Corporate Governance

Board Meetings

The board of directors held five meetings during fiscal year 2019. Our directors are generally expected to devote sufficient time to carrying out their duties and responsibilities effectively. Board members are expected to prepare for, attend, and participate in meetings of the board and the committees of which they are members. Each director then in office, with the exception of Dr. Manian, attended at least 75% of the total of board meetings and meetings of board committees on which he or she served during fiscal year 2019.

Director Independence

The Company’s Corporate Governance Guidelines define an “independent” director in accordance with the applicable provisions of the Exchange Act and the applicable rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market (“Nasdaq”). As the Company believes it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the board of directors periodically reviews each director’s status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities as a director. The board of directors annually makes an affirmative determination as to whether each director is “independent” under the applicable provisions of the Exchange Act and the Nasdaq Listing Rules.

The board of directors has determined that Messrs. Frieberg and Van Strydonck, Drs. Berlin and Manian, and Ms. Yanni are each independent. In fiscal year 2019, Alan L. Crane decided not to stand for re-election as a director at our 2019 Annual Meeting of Stockholders. The board of directors has determined that Mr. Crane was an independent director for the period in fiscal year 2019 during which Mr. Crane served as a director.

Executive Sessions

During fiscal year 2019, our independent directors met in regularly scheduled executive sessions, without management present, as required by our Corporate Governance Guidelines and the Nasdaq Listing Rules.

Board Leadership Structure

The positions of our chairman of the board and Chief Executive Officer are separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

Although neither our Bylaws nor our Corporate Governance Guidelines require that we separate the chairman of the board and Chief Executive Officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Our board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of Chief Executive Officer, might be appropriate. Accordingly, our board of directors intends to periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Board Committees

The board of directors has a standing audit, compensation, and nominating and corporate governance committee. The table below shows the number of meetings held during fiscal year 2019 and the names of the directors currently serving on each committee.

Committee Name	Number of Meetings Held	Committee Members
Audit	4	Mr. Frieberg Mr. Van Strydonck (1)	Dr. Manian
Compensation	1	Dr. Berlin (2) Ms. Yanni (1)	Mr. Frieberg
Nominating and Corporate Governance	2	Mr. Goater (1) Ms. Yanni	Dr. Manian
(1)	Chair
(2)	Dr. Berlin was not nominated for re-election at the Annual Meeting

Each committee acts pursuant to a written charter adopted by our board of directors. The current charter for each board committee is available on our website, Vaccinex.com, under the heading “Corporate Governance.” The information contained on our website is not a part of this proxy statement.

Audit Committee

The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The members of the audit committee are Messrs. Van Strydonck (Chair) and Frieberg, and Dr. Manian. Each member of the audit committee qualifies as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. Van Strydonck qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee assists the board of directors in its discharge of responsibilities with respect to executive and director compensation. Its responsibilities include:

●	the administration and implementation of our incentive compensation plans and equity-based plans;
●	the oversight of compliance with the compensation rules, regulations and guidelines promulgated by Nasdaq, the SEC, and other applicable laws;
●	the review and approval of the compensation for all executive officers and senior management, as appropriate;
●	the recommendation to the board of directors the compensation for non-employee directors;
●	the evaluation of the chief executive officer;
●	the review and approval of any employment, severance, change-of-control, or other compensatory arrangements for all executive officers and senior management, as appropriate; and
●	the assessment of the independence of any compensation consultant, independent legal counsel or other adviser retained by the committee.

The compensation ccommittee has the sole authority and right, at the expense of the Company, to retain legal counsel, compensation and other consultants, accountants, experts and advisers of its choice to assist the compensation committee in connection with its functions, including any studies or investigations and shall set the compensation, and oversee the work of such consultants.

The members of the compensation committee are Ms. Yanni (Chair), Dr. Berlin and Mr. Frieberg. Each member of the compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. In addition, each member of the compensation committee is an independent director as defined by the Nasdaq Listing Rules.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the structure and composition of our board of directors and the board committees. In addition, the nominating and corporate governance committee is responsible for developing and recommending to our board corporate governance guidelines applicable to the company and advising our board on corporate governance matters.

The members of the nominating and corporate governance committee are Mr. Goater (Chair), Dr. Manian and Ms. Yanni. The committee’s charter provides that the committee shall be comprised of two or more independent directors of the board, with the exact number determined by the board. Each member of the nominating and corporate governance committee, except for Mr. Goater, is an independent director as defined by the Nasdaq Listing Rules. The exemptions afforded to a “Controlled Company,” as defined by Nasdaq, set forth in Nasdaq Listing Rule 5615(c)(2), with respect to nominating committees, exempts a Controlled Company from Nasdaq’s independent nominating committee requirements. We intend to rely on this exemption with respect to our nominating and corporate governance committee while it is available to us.

Nominating Process. The nominating and corporate governance committee is responsible for reviewing with the board of directors the appropriate qualities, skills and characteristics desired of nominees for directors in the context of the current make-up of the board of directors. In identifying director candidates, the nominating and corporate governance committee in its discretion may consult with advisors likely to possess an understanding of our business and knowledge of suitable director candidates. The nominating and corporate governance committee has developed the following criteria for consideration, among other things, in recommending candidates for election to the board of directors: (i) diversity of background, perspective and experience; (ii) personal and professional integrity, ethics and values; (iii) experience in corporate management; (iv) experience relevant to our industry; (v) experience as a board member or executive officer of another public company; (vi) relevant academic experience; (vii) practical and mature business judgment; (viii) promotion of a diversity of business experience; and (ix) any other relevant qualifications, attributes or skills. It is the policy of the nominating and corporate governance committee to consider recommendations for the nomination of directors submitted by the Company’s stockholders entitled to vote generally in the election of directors, provided that only those recommendations whose submission complies with the procedural requirements for stockholder communications set forth in Section 2.13 of our Bylaws will be considered by the nominating and corporate governance committee.

Director Attendance at Annual Meetings

Board members are encouraged, but not required under our Corporate Governance Guidelines to attend our annual meeting of stockholders each year. All of our board members attended our 2019 annual meeting of stockholders.

Role of the Board in Risk Oversight

We face a number of risks and our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and our financial condition and performance. Our board of directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors and its committees receive regular reports from members of our senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The audit committee, as part of its responsibilities, oversees and discusses with management, at least annually, our policies with respect to risk assessment and risk management. The audit committee is also responsible for overseeing and discussing with management the Company’s significant financial and operational risk exposures, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, cash investment strategy and results, and risks related to information technology and data security, and the actions management has taken to limit, monitor or control such exposures.

The compensation committee is responsible for overseeing and reviewing with management our major compensation-related risk exposures, reviewing and discussing, at least annually, the relationship between risk management policies and practices and compensation, and evaluating the steps management has taken to monitor or mitigate such exposures, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies.

The nominating and corporate governance committee oversees and reviews with management the Company’s major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. These committees provide regular reports to the full board of directors.

Code of Ethics

We adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code of business conduct and ethics is on our website under “Investors” and the sub-heading “Corporate Governance.”

Stockholder Communications

Stockholders may send correspondence by mail to the full board of directors or to individual directors. Stockholders should address correspondence to the board of directors or individual board members in care of: Vaccinex, Inc., 1895 Mount Hope Avenue, Rochester, New York 14620, Attention: Corporate Secretary.

All stockholder correspondence will be compiled by our Corporate Secretary and forwarded if and as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy, or similar substantive matters will be forwarded to the board of directors, the individual director, one of the aforementioned committees of the board, or a committee member for review. Correspondence relating to ordinary business affairs or those matters more appropriately addressed by our officers or their designees will be forwarded to such persons accordingly.

Executive Officers AND SENIOR MANAGEMENT

We are currently served by four executive officers, Dr. Zauderer, Mr. Royer, Mr. Watkins and Dr. Smith, together with one additional member of the senior management team.

Maurice Zauderer, Ph.D., age 74, is our President and Chief Executive Officer. Additional information about Dr. Zauderer can be found under “Proposal One: Election of Directors.”

Scott E. Royer, CFA, MBA, age 46, joined us in February 2018 as our Chief Financial Officer. Prior to joining us, Mr. Royer was the Chief Financial Officer and Director of Finance of the Medical Films Group of Carestream Health, a medical and dental imaging company and an independent subsidiary of Onex Corporation, a Canadian publicly traded private equity investment firm. In this position, Mr. Royer provided financial, analytical, and decision-making support to the management team, and coordinated strategic plans and expenditure controls. Mr. Royer received a B.S. in Accounting from the State University of New York College at Geneseo, an MBA from Rochester Institute of Technology, and an Executive MBA from Villanova University, and is a credentialed Chartered Financial Analyst (CFA).

Raymond E. Watkins, age 61, has served as our Senior Vice President and Chief Operating Officer since January 2006. Mr. Watkins previously served as our Vice President and Operations Officer from July 2001 to January 2006. Prior to joining us, Mr. Watkins served in various roles in operations and manufacturing at Life Technologies, Inc., a privately held life science company, which merged with Invitrogen Corporation in September 2000.

Ernest S. Smith, Ph.D., age 48, has served as our Senior Vice President, Research and Chief Scientific Officer since December 2008. Dr. Smith previously served as our Vice President, Research and Chief Scientific Officer from April 2003 to December 2008 and our Research Director from June 2001 to April 2003. Prior to joining us, Dr. Smith was a research scientist at the University of Rochester. Dr. Smith received a B.A. in Biology from St. John Fisher College, and an M.S. and a Ph.D. in Immunology from the University of Rochester.

John E. Leonard, Ph.D., age 73, has served as our Senior Vice President, Development since January 2009. Prior to joining us, Dr. Leonard served as a principal at John Leonard Consulting, LLC from September 2005 to January 2009. From February 2003 until September 2009, he was the Vice President, Program Executive of Biogen Idec, Inc., a publicly traded biotechnology company, and from August 1988 until January 2003 he served in various roles in product development, regulatory affairs and quality assurance at IDEC Pharmaceuticals Corporation, which merged with Biogen, Inc. to form Biogen Idec, Inc. Dr. Leonard received a B.S. in Chemistry and an M.S. in Chemistry and Biochemistry from California State University, Long Beach, and a Ph.D. in Biochemistry from the University of California, Riverside.

executive Compensation

As a smaller reporting company under the Securities Exchange Act of 1934, as amended, and an emerging growth company under the Securities Act of 1933, as amended, we are providing the following executive compensation information in accordance with the scaled disclosure requirements pursuant to Item 402(m)-(q) of Regulation S-K.

Compensation of Named Executive Officers

This section discusses the material components of our executive compensation program, including the compensation paid to the following individuals, each of whom is one of our named executive officers for fiscal year 2019:

●	Maurice Zauderer, Ph.D., our president and chief executive officer;

●	Raymond E. Watkins, our senior vice president and chief operating officer; and

●	Ernest S. Smith, Ph.D., our senior vice president, research and chief scientific officer.

Summary Compensation Table

The following table shows certain information about the compensation of our named executive officers during the fiscal years indicated.

Name and Principal Position	Year	Salary $	Option Awards (1) $	Total $
Maurice Zauderer President and Chief Executive Officer	2019 2018	346,872 336,768	52,000 --	398,872 336,768
Raymond E. Watkins Senior Vice President and Chief Operating Officer	2019 2018	242,442 235,374	20,800 --	263,242 235,374
Ernest S. Smith Senior Vice President, Research and Chief Scientific Officer	2019 2018	242,442 235,477	20,800 --	263,242 235,477

(1) The amounts in this column reflect the aggregate grant date fair value of employee stock options under FASB ASC Topic 718, which was determined using a Black-Scholes option-pricing model with the assumptions disclosed in Note 11 - Stock-Based Compensation to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For 2019, Dr. Zauderer received a grant of stock options on March 15, 2019, with an exercise price of $4.29 and a grant date fair value for each stock option of $2.60. Mr. Watkins and Dr. Smith received a grant of stock options on March 15, 2019, with an exercise price of $3.90 and a grant date fair value of each stock option of $2.60.

Narrative to Summary Compensation Table

On March 5, 2019, the compensation committee approved a three percent cost of living base salary adjustment for Dr. Zauderer, Mr. Watkins and Dr. Smith, effective as of April 1, 2019 resulting in a base salary of $349,399, $244,208 and $244,208, respectively.

In 2019, we granted each of our named executive officers incentive stock options under our 2018 Omnibus Incentive Plan (the “2018 Plan”). Dr. Zauderer received a grant of incentive stock options on March 15, 2019 to purchase 20,000 shares of our common stock with an exercise price of $4.29, and that vest in four equal annual installments beginning on March 15, 2020 and may be exercised on a cashless basis pursuant to the 2018 Plan. Each of Mr. Watkins and Dr. Smith received a grant of incentive stock options on March 15, 2019 to purchase 8,000 shares of our common stock with an exercise price of $3.90, and that vest in four equal annual installments beginning on March 15, 2020 and may be exercised on a cashless basis pursuant to the 2018 Plan. None of our named executive officers were granted incentive stock options in 2018.

We believe the 2019 compensation of our named executive officers was set at a level that appropriate rewarded our named executive officers for their contributions.

Key Elements of our Compensation Program

The primary objective of our policies and programs with respect to the compensation of executive officers, including our named executive officers, is to attract and retain talented and qualified executives, and to motivate them to pursue the Company’s business objectives to create long-term value for our stockholders. We are focused on designing a competitive compensation package, including incentive compensation components, to promote the achievement of corporate and individual performance objectives. We continually evaluate our compensation program, including its components, the relative weighting of these components as well as additional elements to implement, as our business evolves.

Decisions regarding executive compensation are the primary responsibility of the compensation committee. The compensation committee annual reviews the compensation strategy of the Company, with respect to executive officers, including base salary, incentive compensation and equity-based grants, including whether to adopt, amend and terminate such compensation. Our compensation plans and the amount and relative weighting of each compensation element paid to our named executive officers are generally developed by our management and approved by our compensation committee on an individual, case-by-case basis utilizing a number of factors, including publicly available data and our general business conditions and objectives, as well as our subjective determination with respect to each executive’s individual contributions to such objectives. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or equity incentives.

Annual Review of Compensation Mix

We review compensation annually for our executive officers, including base salary, which is a fixed element in our total compensation package. In setting and determining whether to adjust base salaries, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, and individual performance as compared to our expectations and objectives.

The compensation committee, in accordance with the provisions of its charter, determines and approves the compensation for our executive officers. The compensation committee typically reviews and discusses with our chief executive officer the proposed compensation packages for members of our senior management (other than the chief executive officer), taking into account any recommendations of the chief executive officer at its sole discretion. The compensation committee then approves the compensation for our executive officers. The compensation committee, without the chief executive officer being present, reviews and approves annually the corporate goals and objectives applicable to the compensation of the chief executive officer, evaluates performance in light of those goals and objectives, and determines and approves the compensation level of our chief executive officer based on this evaluation.

To date, the compensation committee has not engaged a compensation consultant or adopted a peer group of companies for purposes of determining executive compensation.

Incentive Compensation Awards

Our 2018 Plan helps us attract and retain executive officers, other employees and service providers, as well as our non-employee directors. We believe that awarding incentive compensation, including equity compensation, to our executive officers and others will align the interest of our executives with our stockholders and stimulate their efforts toward our continued success, long-term growth and profitability. The 2018 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights, other equity-based awards and cash bonus awards.

Outstanding Equity Awards at December 31, 2019

The following table shows information about the number of unexercised stock options held by our named executive officers as of December 31, 2019:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Maurice Zauderer:
	--	20,000 (2)	4.29	03/14/2024
	2,589	--	14.90	03/31/2024
	2,589	--	14.90	06/30/2024
	3,325	--	7.10	12/23/2025
Raymond E. Watkins:
	36,804	--	7.10	12/22/2025
	4,617	--	7.10	12/23/2025
	--	8,000 (2)	3.90	03/14/2029
Ernest S. Smith:
	40,729	--	7.10	12/22/2025
	5,110	--	7.10	12/23/2025
	--	8,000 (2)	3.90	03/14/2029

(1)	All outstanding awards of stock options were granted under either our 2018 Plan or our 2011 Employee Equity Plan (the “2011 Plan”).

(2)	This option vests in four equal annual installments beginning on March 15, 2020.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into employment or change-in-control agreements, contracts or arrangements with any of our executive officers, except for standard form employee confidentiality and nondisclosure agreements with our employees, including each of our named executive officers. Any future employment or change-in-control agreements, contracts, and arrangements will be subject to the discretion of our board of directors and/or compensation committee, as applicable.

Concurrent with the closing of our initial public offering, we adopted a plan to provide severance benefits to eligible employees (our “Severance Pay Plan”). Our Severance Pay Plan offers employees, including our named executive officers, with at least one year of service a lump sum cash payment in the event of an involuntary severance (other than for cause) as a result of or within 12 months following or 60 days prior to a change in control. Employees are generally eligible to receive between four (4) and twenty-six (26) weeks’ salary, with the amount payable to a given employee determined by multiplying two (2) weeks’ salary by total number of completed years of service. However, executive officers are eligible to receive a lump sum amount equal to six months’ salary.

In the event of an involuntary severance (other than for cause) not related to a change in control, eligible employees, including named executive officers, may, in the sole discretion of the compensation committee, be entitled to such severance benefit under the Severance Pay Plan as the compensation committee may determine.

Payment under the Severance Pay Plan is also subject to the execution and delivery of a release in favor of us and our affiliates.

Other Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We believe these benefits are important to attracting and retaining experienced executives. We do not currently provide perquisites to our named executive officers, given our attention to the cost-benefit tradeoff of such benefits, and the compensation committee’s review of the benefit offerings at other similar companies.

Director Compensation

As a smaller reporting company under the Securities Exchange Act of 1934, as amended, and an emerging growth company under the Securities Act of 1933, as amended, we are providing the following director compensation information in accordance with the scaled disclosure requirements of Regulation S-K.

Cash and Equity Compensation

Effective August 2018, our board of directors approved a non-employee director compensation program. Under this program, each non-employee director, except for Mr. Friedberg, will receive an annual cash retainer of $35,000. Each non-employee director may elect to receive the annual base retainer in the form of vested stock options, provided such election is made in the calendar year preceding the year in which such compensation is earned. We will pay all amounts in quarterly installments. The Chairperson of each committee of the board will receive additional annual cash compensation as follows: (a) Audit Committee, $15,000; (b) Compensation Committee, $10,000; and (c) Nominating & Governance Committee, $7,500.

In addition, upon first becoming a director, each non-employee director will receive a one-time initial award of stock options to purchase approximately $64,000 (determined using the Black-Scholes method) of our common stock, which will fully vest on the one year anniversary of the date of grant, subject to the director’s continued service on the board of directors, and may be exercised on a cashless basis pursuant to the 2018 Plan. Thereafter, each non-employee director, except for Mr. Friedberg, will receive an annual award of stock options to purchase approximately $40,000 (determined using the Black-Scholes method) of our common stock, which will fully vest on the one year anniversary of the date of grant, subject to the director’s continued service on the board of directors.

Mr. Friedberg does not receive any compensation for his service as a director.

Director Compensation Tables

The table below sets forth information on the compensation of all our non-employee directors for the year ended December 31, 2019. Directors who are also our employees receive no additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash $	Option Awards $ (1)	Total $
Albert D. Friedberg	--	--	--
Alejandro M. Berlin	35,000	40,000	75,000
Alan L. Crane (2)	12,981	--	12,981
Jacob B. Frieberg	35,000 (3)	40,000	75,000
J. Jeffrey Goater	42,500	40,000	82,500
Bala S. Manian	35,000	40,000	75,000
Gerald E. Van Strydonck	50,000 (3)	40,000	90,000
Barbara Yanni	45,000	40,000	85,000

(1) The amounts in this column reflect the aggregate grant date fair value of stock options under FASB ASC Topic 718, which was determined using a Black-Scholes option-pricing model with the assumptions disclosed in Note 11 - Stock Based Compensation to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2) During fiscal year 2019, Mr. Crane served as a director from January 1, 2019 until May 14, 2019.

(3) For fiscal year 2019, Messrs. Frieberg and Van Strydonck elected to receive stock options in lieu of their $35,000 annual retainer pursuant to our Director Compensation Program.

The following table provides information regarding equity awards held by each non-employee director as of December 31, 2019:

Name	Stock Options Outstanding (#)
Albert D. Friedberg	–
Alejandro M. Berlin	14,114
Alan L. Crane (1)	41,000
Jacob B. Frieberg	23,593
J. Jeffrey Goater	15,957
Bala S. Manian, Ph.D.	7,718
Gerald E. Van Strydonck	35,593
Barbara Yanni	14,114

(1) During fiscal year 2019, Mr. Crane served as a director from January 1, 2019 until May 14, 2019.

The following table provides information regarding our equity compensation plans as of December 31, 2019:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans:
Approved by shareholders	579,731	(1)	$8.04	230,952	(2)(3)
Not approved by shareholders	--		--	--
Total	579,731	(1)	$8.04	230,952	(2)(3)

(1) In connection with the adoption of the 2018 Plan, we ceased making awards under the 2011 Plan, although the terms of such plan will continue to govern the outstanding awards previously granted thereunder. This number represents shares issuable upon exercise of awards granted under the 2011 Plan and the 2018 Plan.

(2) Excludes shares reflected in first column. Includes 230,952 shares remaining available for issuance under our 2018 Plan.

(3) Effective January 1, 2020 and continuing until the expiration of the 2018 Plan, the number of shares of common stock available for issuance under the 2018 Plan will automatically increase annually by two percent of the total number of issued and outstanding shares of our common stock as of December 31st of the immediately preceding year or such lesser number as our board of directors may decide, which may be zero.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 26, 2020, by (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of persons, known by us to beneficially own more than 5% of any class of our voting securities. Percentages are based on 16,356,735 shares issued and outstanding, except where noted. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Vaccinex, Inc., 1895 Mount Hope Avenue, Rochester, New York 14620.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned
Named Executive Officers:
Maurice Zauderer (1)	1,714,374	(2)	10.5%
Raymond E. Watkins	51,271	(3)	*
Ernest S. Smith	55,839	(4)	*
Directors:
Albert D. Friedberg	10,830,156	(5)	58.5%
Alejandro M. Berlin	14,114	(6)	*
Jacob B. Frieberg	89,420	(7)	*
J. Jeffrey Goater	16,257	(8)	*
Bala S. Manian	7,718	(9)	*
Gerald E. Van Strydonck	35,593	(10)	*
Barbara Yanni	14,114	(11)	*
All directors and executive officers as a group (12 persons)	12,875,339	(12)	68.6%
Greater than 5% Stockholders:
FCMI Parent Co., et al (13)	9,807,268	(13)	53.0%
Antibody Investments LLC (14)	1,895,583	(14)	11.6%
MSD Credit Opportunity Master Fund, L.P. (15)	1,225,490	(15)	7.5%
Vaccinex (Rochester), L.L.C. (16)	1,097,753		6.7%

*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Dr. Zauderer is also a director of the Company.

(2)

Includes (a) presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 13,503 shares of our common stock, (b) 213,209 shares and 212,161 shares of common stock held directly by the Jeremy Zauderer Trust and the Jordan Zauderer Trust, respectively, over which Dr. Zauderer exercises voting control, and (c) 1,097,753 shares held by Vaccinex (Rochester), L.L.C. (“Vaccinex LLC”), of which Dr. Zauderer is the president and a majority owner. Dr. Zauderer exercises voting and investment power over the shares held by Vaccinex LLC.

(3)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 43,421 shares of our common stock.

(4)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 47,839 shares of our common stock.

(5)

Includes (a) 8,801,652 shares held by FCMI Parent Co. (“FCMI Parent”), (b) 967,983 shares held by FCMI Financial Corporation (“FCMI”), (c) 37,633 shares held by Pan Atlantic Bank & Trust Limited (“Pan Atlantic”), and (d) 583,333 shares held by Friedberg Global Macro Hedge Fund Ltd. (“G-M Fund”), of which the Friedberg Mercantile Group, Ltd. (“FMG”) is the investment manager. All shares reported as beneficially owned are presently outstanding, other than (i) 967,983 shares are issuable upon exchange of units of Vaccinex Products LP owned directly by FCMI and (ii) 1,180,051 shares are issuable upon exchange of units of VX3 (DE) LP owned directly by FCMI Parent. Mr. Friedberg, directly and through his control over FCMI Parent shares held by members of his family and trusts for the benefit of members of his family, may be considered the beneficial owner of all of the common stock beneficially owned by FCMI Parent. By virtue of his control of FCMI Parent, Mr. Friedberg also may be deemed to possess voting and dispositive power over the shares owned directly by its wholly-owned subsidiaries, FCMI and Pan Atlantic. By virtue of his control of FMG, which exercises voting and dispositive power over the shares owned directly by G-M Fund, Mr. Friedberg also may be deemed to possess voting and dispositive power over the shares owned by G-M Fund.

(6)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 14,114 shares of our common stock.

(7)

Includes (a) presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 23,593 shares of our common stock, (b) 8,840 shares issuable upon the exchange of limited partnership interests in Vaccinex Products, 4,420 of which are held by Benbow Estates, Ltd., an entity owned by Mr. Frieberg’s wife and of which Mr. Frieberg is an officer, and (c) 4,121 shares issuable upon the exchange of partnership interests in VX3, which are held by Gee Eff Services Limited, an entity solely owned by Mr. Frieberg and of which Mr. Frieberg is the president.

(8)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 15,957 shares of our common stock.

(9)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 7,718 shares of our common stock.

(10)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 35,593 shares of our common stock.

(11)	Includes presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 14,114 shares of our common stock.

(12)

Includes (a) presently exercisable, or exercisable within 60 days of March 26, 2020, stock options for 257,322 shares of our common stock, (b) 976,823 shares issuable upon the exchange of limited partnership interests in Vaccinex Products, and (c) 1,184,172 shares issuable upon the exchange of partnership interests in VX3.

(13)

Includes 967,983 shares issuable upon the exchange of limited partnership interests in Vaccinex Products held by FCMI, a subsidiary of FCMI Parent. Includes 1,180,051 shares issuable upon the exchange of partnership interests in VX3. Includes 37,633 shares held by Pan-Atlantic. Mr. Friedberg is the majority owner, a director and the president of FCMI Parent and shares voting and investment power over the shares held by FCMI Parent. This information is derived from the Amendment No. 2 to Schedule 13D filed by FCMI Parent on January 27, 2020 and subsequent Section 16 filings. The address for FCMI Parent is 181 Bay Street, Suite 250, Toronto, Ontario Canada M5J 2T3.

(14)

Michael Shumacher, Manager of Antibody Investments LLC, exercises voting and investment power over the shares held by Antibody Investments LLC. The address for Antibody Investments LLC is 7 Hartom Street, 2nd Floor, Har Hotzvim, Jerusalem, Israel 9777507.

(15)

MSD Partners, L.P. exercises voting and investment power over the shares held by MSD Credit Opportunity Master Fund, L.P. The address for MSD Credit Opportunity Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(16)

Dr. Zauderer is the president and a majority owner of Vaccinex LLC and exercises voting and investment power over the shares held by Vaccinex LLC. The address for Vaccinex LLC is 44 Woodland Road, Pittsford, New York 14534.

PROPOSAL TWO:
Ratification of the APPOINTMENT of the Company’s
Independent Registered Public Accounting Firm for fiscal 2020

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. This appointment is being presented to our stockholders for ratification at the Annual Meeting. The audit committee will consider the outcome of this vote in its future discussions regarding the appointment of our independent registered public accounting firm.

We have been advised by Deloitte & Touche LLP that a representative will be present at the Annual Meeting and will be available to respond to appropriate questions. We intend to give such representative an opportunity to make a statement if he or she should so desire.

The board of directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Fees for Professional Services Provided by Deloitte & Touche LLP

The following table shows fees for professional services provided by Deloitte & Touche during the fiscal year ended December 31, 2019, which we refer to as fiscal year 2019 and the fiscal year ended December 31, 2018, which we refer to as fiscal year 2018.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees	$190,000	$480,000
Audit-Related Fees	$--	$--
Tax Fees	$--	$--
All Other Fees	$--	$--
Total	$190,000	$480,000

Audit fees during fiscal year 2019 and fiscal year 2018 were for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for related services that are normally provided in connection with registration statements and the offerings of our securities. Additionally, audit fees during fiscal year 2018 included fees for professional services rendered in connection with the registration for our initial public offering. There were no audit-related fees, tax fees or other fees incurred during fiscal year 2019 or fiscal year 2018.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

In accordance with applicable laws, rules and regulations, the audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit services for which Deloitte & Touche LLP was engaged were pre-approved by the audit committee. The audit committee may delegate to one or more designated members of the audit committee the authority to grant required pre-approval of audit and permitted non-audit services. The decision of any member to whom authority is delegated is required to be presented to the full audit committee at its next scheduled meeting.

Independence Analysis by Audit Committee

The audit committee considered whether the provision of the services described above was compatible with maintaining the independence of Deloitte & Touche LLP and determined that the provision of these services was compatible with the firm’s independence.

Report of the Audit Committee

In connection with our financial statements for the fiscal year ended December 31, 2019, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the “Auditors”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors their independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Gerald E. Van Strydonck, Chair

Jacob B. Frieberg

Bala S. Manian

delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and greater than 10% stockholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in Company securities.

During fiscal year 2019, all of our directors and officers timely complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Frieberg, a director, who was late in filing three Form 4s, each reporting a single transaction, and Mr. Van Strydonck, a director, who was late in filing three Form 4s, each reporting a single transaction. In making this statement, we have relied upon the written representations of our directors and officers, and copies of the reports that they have filed with the SEC.

Certain Relationships and Related Person Transactions

Our board of directors has adopted a written policy for transactions with related persons. During its review of such relationships and transactions, the audit committee considers (1) a general description of the transaction; (2) the material terms and conditions of the transaction; (3) the name of the related person and the basis on which such individual or entity is a related person; (4) the related person’s position or relationship with or ownership of any entity that is a party to or has an interest in the transaction; (5) whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (6) the extent of the related person’s interest in the transaction; and (7) any other matters the committee or board of directors deems appropriate.

The following is a description of transactions since January 1, 2018 to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or any affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than employment and compensation arrangements. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions with unrelated third parties.

Bridge Loan Agreements

Between August 2014 and January 2017, we entered into bridge loan agreements (the “Bridge Agreements”) with certain investors pursuant to which we received $19.9 million from FCMI Parent, our majority stockholder, which is controlled by Albert D. Friedberg, the chairman of our board of directors, and $13.6 million from Vaccinex LLC, which is majority owned and controlled by Dr. Maurice Zauderer, our President, Chief Executive Officer and a member of our board of directors. Pursuant to the terms of the Bridge Agreements, we issued convertible promissory notes to the investors, including FCMI Parent and Vaccinex LLC, as described more fully below.

FCMI Parent Convertible Promissory Notes

Pursuant to the Bridge Agreements, we issued convertible promissory notes to FCMI Parent. On March 8, 2018, $4.0 million of the notes were repaid in full. None of the convertible promissory notes issued to FCMI Parent remain outstanding. In connection with the issuance of the notes, we also entered into an option arrangement with FCMI Parent that granted FCMI Parent an option to acquire shares of equity with a fair value of up to $4.0 million in the next qualifying financing, at a price per share equal to the conversion price of certain of the notes, which option arrangement was later waived.

Vaccinex LLC Convertible Promissory Notes

Pursuant to the Bridge Agreements, we issued convertible promissory notes to Vaccinex LLC. The only convertible promissory note outstanding as of August 7, 2018 was a June 2016 note in the aggregate principal amount of $1.5 million. That loan balance was repaid in full on August 17, 2018.

Lease Agreement

We lease our corporate headquarters facility from 1895 Management, Ltd., which is a wholly owned, indirect subsidiary of FCMI Parent. We incurred rent of $168,000 under this lease for each of the years ended December 31, 2018 and 2019. The lease agreement requires monthly rental payments of $14,000 through expiration of the lease on October 31, 2020.

Surface Oncology, Inc.

In November 2017, we entered into a research collaboration and license option agreement with Surface Oncology, Inc. (“Surface”) to identify and select antibodies against two target antigens, using our proprietary technology as described in the agreement. J. Jeffrey Goater, a member of our board of directors, served as the Chief Business Officer of Surface at that time, and currently serves as the Chief Executive Officer and a director of Surface. We have invoiced an aggregate of approximately $1,055,456 under this agreement through December 31, 2019. Additional amounts may be payable to us on a fee-for-service basis in connection with research to be performed under the agreement. In the third quarter of 2019, Surface purchased its option to obtain an exclusive license to make, use, sell and import products incorporating antibodies targeting the first antigen and exercised its option to obtain an exclusive license to use two antibodies targeting the second antigen to perform research activities. The exclusive research license agreement, which we entered into in September 2019, provides for an upfront fee of $100,000 an annual maintenance fees up to an aggregate of $250,000.

VX3

In November 2017, we entered into the VX3 License Agreement with VX3, which was formed in October 2017 by a group of Canadian investors including FCMI Parent. Pursuant to the VX3 License Agreement, VX3 agreed to pay us up to an aggregate of $32.0 million in milestone payments and to share any pepinemab profits and sublicensing revenue under the agreement in an amount based on a calculation set forth in the agreement. In connection with the VX3 License Agreement, we also entered into the Services Agreement with VX3 effective as of January 1, 2017, pursuant to which we will carry out development activities for pepinemab for the treatment of Huntington’s disease in the U.S. and Canada in exchange for services payments from VX3, including a payment of $11.9 million for 2017 net of certain related expenses. On February 28, 2018, May 15, 2018 and June 12, 2018, the Services Agreement was amended to provide for additional payments of $8.0 million, $2.0 million and $2.0 million, respectively, from VX3 for services performed in 2018. The VX3 License Agreement provides that upon termination, we will issue to VX3 or its designees the number of shares of our common stock equal to the lesser of (1) the aggregate of all capital contributions made to VX3 by its partners (i.e. the Canadian investors) divided by $18.20 and (2) the then fair market value of VX3 divided by the then fair market value of one share of our common stock. We have determined VX3 to be a variable interest entity in which we are the primary beneficiary.

We entered into an exchange agreement on August 13, 2018 with VX3 and its partners, including FCMI Parent, that provides each VX3 partner with the right to exchange all, but not less than all, of its partnership interests in VX3 for shares of our common stock. The exchange agreement also provides that FCMI Parent’s exercise of its option to exchange its VX3 partnership interests for shares of our common stock would trigger the exchange of all VX3 partnership interests for shares of our common stock. Further, under the exchange agreement, we have a right to require the exchange of all partnership interests in VX3 for shares of our common stock in any of the following circumstances:

●	we enter into a transaction such as a sale, merger or consolidation such that shares of our common stock are or will be sold or exchanged for cash and/or marketable securities;

●	at any time on or after August 13, 2023; or

●

either we or VX3 enters into a licensing, partnering or similar transaction with respect to one or more products and indications licensed to VX3 by us, and all amounts then due and owing to VX3 in connection with such transaction have been paid to VX3.

July 2019 Private Placement of Common Stock

On July 26, 2019, we entered into a stock purchase agreement with several investors pursuant to which we sold to the investors 3,382,332 shares of our common stock at a purchase price of $4.08 per share for aggregate gross proceeds of $13,799,915, or the July 2019 Private Placement. FCMI Parent, Vaccinex LLC, and MSD purchased 1,838,235, 183,824, and 1,225,490 shares of our common stock for aggregate purchase prices of $7,499,999, $750,002, and $4,999,999, respectively, in the July 2019 Private Placement. MSD became an owner of 5% of our outstanding common stock as a result of its acquisition of shares.  In connection with the July 2019 Private Placement, on July 30, 2019, we entered into a registration rights agreement with the investors in the July 2019 Private Placement, pursuant to which we filed a Registration Statement on Form S-3 (File No. 333-233607) with the SEC, which was declared effective on October 8, 2019.

January 2020 Private Placement of Common Stock

On January 21, 2020, we entered into a stock purchase agreement with several investors pursuant to which we sold to the investors 1,468,563 shares of our common stock at a purchase price of $5.09 per share for aggregate gross proceeds of $7,474,985.67, or the January 2020 Private Placement. FCMI Parent, Vaccinex LLC, and Jacob Frieberg, a member of our board of directors, purchased 982,318, 98,231, and 39,292 shares of our common stock for aggregate purchase prices of $4,999,998.62, $499,995.79, and $199,996.28, respectively, in the January 2020 Private Placement. In connection with the January 2020 Private Placement, on January 23, 2020, we entered into a registration rights agreement with the investors in the January 2020 Private Placement, pursuant to which we filed a Registration Statement on Form S-3 (File No. 333-236417) with the SEC, which was declared effective on March 11, 2020.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to the matter in accordance with their judgment.

By Order of the Board of Directors

Dr. Maurice Zauderer
President and Chief Executive Officer

Rochester, New York
April 8, 2020

VACCINEX, INC.
1895 MOUNT HOPE AVENUE
ROCHESTER, NY 14620

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 13, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

For All	Withhold All	For All Except
☐	☐	☐

____

1. Election of Directors

Nominees

01) Gerald E. Van Strydonck 02) Barbara Yanni

0000444687_1 R1.0.1.18

VACCINEX , INC. 1895  MOUNT  HOPE  AVENUE ROCHESTER , NY 14620 VOTE BY INTERNET www.proxyvote.com Use the Internet to transmrt your votrng instructrons and  for electronic delivery of information  Vote by 11 59 PM  Eastern Time on May 13. 2020  Have your proxy card in hand when you  access the web site and follow the rnstructrons to obtar n your records and to create an electronic votrng instructron form ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs  rncurred by our company rn marlrng proxy  materials. you  can consent to recervrng all future proxy st atement s. proxy cards  and annual reports electronrcallyvr a e-marl or the Internet To sign up for electronic delrvery. please follow the instructions above to v ote usrng the Internet  and. when prompted. indicate that you agree to receive or access proxy matelials electronrcally rn future years VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmrt your votrng rnstructrons . Vote by 11:59 P.M Eastern Tr me on May 13, 2020. Have your proxy card r n hand when  you call and then follow the rnstructrons. VOTE BY MAIL Mark, srgn and date your proxy card and return rt r n the postage-pard envelope we have provrded or return rt to Vote Processmg. c/o Broadndge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK  INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Gerald E. Van Strydonck 02) Barbara Yanni The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or at any adjournment of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com VACCINEX, INC. Annual Meeting of Stockholders May 14, 2020 1:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Maurice Zauderer and Scott Royer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VACCINEX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, Eastern Time on May 14, 2020, at the corporate headquarters, 1895 Mount Hope Avenue, Rochester, NY 14620, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the listed nominees for director, FOR Proposal 2 and in the discretion of the proxy holders on any other matter that properly comes before the meeting. Continued and to be signed on reverse side